Exhibit 10.1

November 24, 2004

Mr. Robert H. Fisher

Subject: Special Long-Term Incentive Award

Dear Bob:

The Human Resources Committee has designated you to receive a special long-term incentive award designed to encourage continued support through Woodhead’s reorganization. The Company views your ongoing involvement in the strategic shift of Woodhead as critical to the future success of the business. This award is contingent upon your agreeing to a non-compete agreement more fully described below and will consist of a restricted share award.

Restricted Shares

This special award is a grant of 14,000 restricted shares of Woodhead Industries, Inc. Common Stock in accordance with the terms of the 1996 Stock Awards Plan (the “Plan”). One third of the restricted shares will vest in January 2010, 2 trading days after Woodhead’s quarterly earnings press release (following the trading “blackout” period for the FY10 1st quarter earnings release); 1/3 of the shares will vest following the “blackout” period in April 2010; and the final 1/3 will vest following the “blackout” period in July 2010.

Unvested restricted shares are nontransferable (i.e., they may not be sold, assigned, or pledged) and are subject to the forfeiture provisions contained in Section 6 of the Plan. Except for the restrictions and forfeiture provisions in the Plan, and the restrictions contained herein, from the date of grant you will have all the rights of a holder of the Company’s Common Stock (including voting and receiving dividends).

Under the current Internal Revenue Code, at the time of vesting of the restricted shares, you will recognize taxable compensation income at the full fair market value of the shares on the vesting date. The Company is currently required to withhold taxes at the rate of 25% of the full fair market value of the shares within 10 days of vesting. Alternatively, you may elect to have the grant taxed as compensation income on the date of grant. If the shares are subsequently forfeited, however, you will not be entitled to a deduction (i.e., the taxes paid are not recoverable). Upon the sale of these shares, the difference between the selling price and the tax basis of the shares will be treated as a capital gain or loss. Any dividends paid on the restricted shares will be treated as compensation income. For a discussion of the federal income tax consequences on the grant, exercise and sale of the above-mentioned shares, please refer to the prospectus filed with the Securities and Exchange Commission on the Plan and any updating material included in subsequent Proxy Statements.

Non-Compete Agreement

This award is contingent upon your signing a non-compete agreement, which is presented in conjunction with this letter. The agreement stipulates that upon voluntary termination of employment by you or termination for cause by the Company, for a period of twelve (12) months following such termination, you shall not engage or participate in any business which “competes” with the Company and you may not “recruit” any person who is then an employee of the Company for the purpose of leaving his/her employment and joining you in the pursuit of any business activity.

Furthermore, nothing in this award or the non-compete agreement shall be construed as interfering with or limiting, in any way, the right of the Company or any of its subsidiaries to terminate your employment at any time, nor confer upon you any right to continue in the employ of the Company or any subsidiary for any period of time.

By signing the duplicate copies of this letter and the non-compete agreement and by returning such copies to Robert J. Tortorello, you indicate your acceptance of the restricted shares and the option grant and your agreement to be bound by the terms of the Plan, the terms of this letter and the non-compete agreement.

You are reminded that your disposition of any shares of Woodhead Industries, Inc. stock may be subject to SEC Rule 144, so before engaging in any such transaction you must pre-clear that transaction with the Company’s general counsel.

Sincerely,

WOODHEAD INDUSTRIES, INC.

/s/ Robert J. Tortorello
Robert J. Tortorello
Vice President

Accepted and agreed to as of the date of this letter.

/s/ Robert H. Fisher

Robert H. Fisher